Exhibit 10.ii.b.

SUPPLY AGREEMENT

THIS AGREEMENT, is made and entered into this 20th day of June, 2008, by and between Cargill Limited, a Canadian Company (“Cargill”), and Mosaic Canada Crop Nutrition, LP, a limited partnership organized under the laws of the province of Manitoba, Canada (“Mosaic”).

WITNESSETH:

WHEREAS, Cargill desires to have a reliable source of supply for fine grade muriate of potash treated with TCP (referred herein as “Product”); and

WHEREAS, Mosaic is willing and able to supply Cargill with the Product from its affiliated potash mine located in Belle Plaine, Saskatchewan, pursuant to the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the terms, conditions, covenants and provisions contained in this Agreement, agree as follows:

1. Term and Termination.

(a) Term. This Agreement shall become effective on July 1, 2008 (the “Effective Date”) and continue through June 30, 2013 (the “Term”), unless earlier terminated pursuant to Section 1(b). Each twelve-month period following the Effective Date shall be referred to as a “Contract Year.”

(b) Termination. Either party shall have the right to terminate this Agreement under any of the following conditions:

(i) for any reason with one hundred and eighty (180) days written notice to the other party;

(ii) upon the occurrence of a material breach by the other party of this Agreement which is not waived in writing by the non-defaulting party; provided that, the non-defaulting party shall give written notice to the defaulting party specifying the term or condition of such alleged breach and the defaulting party shall have a period of thirty (30) days to cure the same (fifteen (15) days in respect to payment defaults); or

(iii) in the event the other party is declared insolvent or bankrupt or makes an assignment for the benefit of creditors, or in the event a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act or any amendment thereto.

If the defaulting party cures its performance within the applicable notice period, the non-defaulting party shall resume performance of its obligations and the termination notice shall be void and this Agreement shall continue; otherwise, this Agreement shall terminate in

1 of 18

accordance with such notice. No termination of this Agreement shall relieve the parties of any liability or obligation arising under this Agreement that has accrued prior to the effective date of such termination. Upon termination of this Agreement for any reason, neither party shall have any further rights to use any of the Confidential Information, as defined in Section 8 of this Agreement, of the other party.

The right of either party to terminate this Agreement as set forth in this Section 1(b) is in addition to and not in lieu of such other rights and remedies as may be available under this Agreement.

2. Purchase and Sale; Quantity; Scheduling.

(a) Supply. Cargill agrees to purchase from Mosaic, and Mosaic agrees to sell to Cargill a maximum of 15,000 tons of Product per Contract Year; provided, however, that Cargill shall not be obligated to purchase any minimum amount of Product under this Agreement, and Mosaic shall not be require to supply more than 5,000 tons of Product per Contract Year in the first two Contract Years of this Agreement. For purposes of this Agreement, all references to “ton” shall mean a metric tonne equivalent to 2,205 pounds. Mosaic shall manufacture the Product according to the specifications set forth in Mosaic’s Product Specification Sheet for the Product set forth at Exhibit A, together with the production and shipping procedures for the Product set forth at Exhibit A, as such specifications and procedures may be modified during the Term from time to time by mutual agreement of Mosaic and Cargill in writing (collectively, the “Specifications”). The parties shall review the maximum supply requirement on an annual basis, and upon mutual written agreement, may amend the maximum supply requirement.

(b) Price. All quantities of the Products sold to Cargill under this Agreement shall be sold to Cargill at prices determined in accordance with the terms and conditions set forth on Exhibit B. The parties shall periodically review and revise pricing in accordance with the guidelines set forth in Exhibit B.

(c) Title, Risk of Loss and Delivery. Mosaic agrees to source the Product ordered by Cargill from its potash facility in Belle Plaine, Canada (the “Facility”). All of the Products sold by Mosaic to Cargill shall be sold FOB the Facility. Cargill will arrange freight transportation, and All Risk Insurance coverage for all shipments to the destination designated by it.

(d) Forecasts. Prior to the Effective Date, and at least sixty (60) days prior to the commencement of each calendar year thereafter, Cargill will provide Mosaic with a written estimate of its requirements for Product by calendar quarter for the upcoming 12-month period. Cargill will advise Mosaic, on a periodic basis, of (i) the firm quantities, if any, of Product Cargill wishes Mosaic to produce during the following two weeks and (ii) the desired shipment schedule for the Product in storage at the Facility and Mosaic will then produce and ship the Product in accordance with Cargill’s firm orders; provided, however, that Mosaic shall not be obligated to manufacture or deliver in any 30-day period more than approximately equal monthly quantities in relation to the total amount that may be manufactured or delivered in any Contract Year, but Mosaic nonetheless shall use its commercially reasonable efforts to meet the manufacturing and delivery schedules requested by Cargill.

2 of 18

(e) Orders. At least two weeks prior to the date of shipment, Cargill shall notify Mosaic in writing/email (“Shipping Order”) of the exact amount of Product to be delivered, up to the maximum amount set forth in Section 2(d) above, and the requested date and location of delivery. Mosaic shall honor any such Shipping Order. In the event that a Shipping Order is provided on less than two weeks notice, Mosaic will nevertheless use its commercially reasonable efforts to supply such Product. For purposes of clarity, notwithstanding anything herein to the contrary, the terms and conditions of this Agreement will govern all Product sold by Mosaic to Cargill during the Term of this Agreement and the terms and conditions of any purchase order, sales confirmation forms, delivery tickets, shipping release forms or the like shall not affect the terms of this Agreement and will have no binding effect, except as to the quantity of Product ordered and delivery dates.

(f) Terms of Payment. Payment for the Product by Cargill shall be net 30 days from the date of Mosaic’s invoice delivered to Cargill. All payment will be in United States Dollars.

3. Packaging. Mosaic agrees to package all Product to be delivered to Cargill pursuant to this Agreement in one (1) ton totes.

4. Cargill Equipment.

(a) Purchase of Cargill Equipment. Cargill will purchase the equipment set forth at Exhibit C needed to manufacture the Product (the “Cargill Equipment”) and will pay for the equipment and its installation at the Facility. Mosaic shall produce the Product using the Cargill Equipment. Title to the Cargill Equipment will at all times remain with Cargill, but Mosaic will insure and bear the risk of loss for the Cargill Equipment and will maintain such equipment in good working order, ordinary wear and tear excepted, while such equipment is at the Facility. Cargill may designate a general contractor for the installation of the Cargill Equipment. Mosaic will have the right to review and approve, in a timely fashion, the installation plan prior to the commencement of installation at the Facility. Mosaic will provide Cargill’s contractors with reasonable access to the Facility, will not impede the installation, and will fully cooperate with Cargill’s contractors during the installation of the Cargill Equipment. Mosaic shall not allow any liens or encumbrances to attach to the Cargill Equipment. Upon termination or expiration of this Agreement, Mosaic shall have the option to purchase the Cargill Equipment at a price equal its then aggregate book value. If Mosaic declines to exercise such option, Cargill shall remove at its expense, in a manner that reasonably minimizes disruption to the operations conducted at the Facility, all of the Cargill Equipment except to the extent the parties mutually agree otherwise. Mosaic will allow access to the Facility, at reasonable times and upon reasonable prior notice, for such removal and will reasonably cooperate in the removal.

(b) Use of Cargill Equipment. During the Term, Mosaic shall use Cargill Equipment only for the supply of Product to Cargill, except that Mosaic shall be permitted to use the Cargill Equipment in the production of Mosaic’s animal feed grade products that may be manufactured at the Facility from time to time, and otherwise may use the Cargill Equipment for any other purpose expressly consented to by Cargill in writing.

3 of 18

5. Quality.

(a) Specifications. All Product sold hereunder to Cargill shall be produced in accordance with and conform to the Specifications, which Specifications may not be altered without the mutual agreement in writing of Mosaic and Cargill. Mosaic shall notify Cargill promptly after Mosaic becomes aware of any failure of the Product to meet the Specifications in any material respect.

(b) Warranty. Mosaic warrants to Cargill that, at the time of placement of the Product by Mosaic with the carrier, the Product (i) will conform to the Specifications; and (ii) shall be free and clear of any and all liens and encumbrances of any nature. THE ABOVE WARRANTIES ARE EXCLUSIVE AND IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED BY MOSAIC AND WAIVED BY CARGILL. EXCEPT WITH RESPECT TO MOSAIC’S OBLIGATIONS UNDER THIS SECTION 5(b) AND SECTION 6(b) BELOW, CARGILL ASSUMES ALL RISK WHATSOEVER AS TO THE RESULT OF THE USE OF THE PRODUCT PURCHASED, WHETHER USED SINGLY OR IN A COMBINATION WITH OTHER SUBSTANCES. If Cargill determines that any Products delivered hereunder fail to substantially conform to the Specifications, Cargill, as its sole remedy or claim hereunder (except with respect to Mosaic’s indemnification obligations with respect to third-party claims under Section 6(a) below), shall provide written notice of such nonconformity to be received by Mosaic within one hundred and eighty (180) days after invoice date, after which Mosaic shall, upon confirmation of such nonconformance, at its option, either replace such Products at no cost whatsoever to Cargill, or provide a credit or refund (as appropriate) to Cargill equal to the invoiced purchased price plus associated freight cost of such Products.

(c) Compliance with Laws. All aspects of the Facility (and any other location used by Mosaic to produce Product as provided under this Agreement) shall at all times comply in all material respects with all applicable laws, rules and regulations, and Mosaic shall keep and maintain the Facility, such other locations and the machinery and equipment necessary to manufacture, produce and package the Product clean and in good operating condition during the Term. Mosaic shall promptly advise Cargill if any agent or representative of any country, province, federal, state or municipal agent or authority makes any written report, recommendation or citation with respect to the processes, procedures, practices or equipment used to manufacture, produce and/or package the Product, and shall thereafter furnish to Cargill upon request a copy of any such written report, recommendation, citation or other written information provided to Mosaic by such agent or representative.

(d) Sampling and Inspection. As trucks arrive at the Facility, Mosaic will cause them to be weighed and will cause a representative sample of the entire load to be taken in accordance with the sampling and inspection methods described in Exhibit A. Mosaic shall provide a Certificate of Analysis (“COA”), completed in accordance with the Specifications,

4 of 18

with every shipment of Product hereunder, it being agreed and understood by the parties that COAs shall be prepared on the basis of truck load lot analyses. Cargill shall be entitled but not required to inspect and analyze a representative sample taken from each shipment of Product.

(e) Audits. In order to confirm that Mosaic is complying with the terms of this Agreement in the production of Product, Mosaic agrees to permit Cargill or Cargill’s independent inspection service, upon reasonable notice to Mosaic and not more often than twice a year, to inspect the Facility where Product is produced. If any such inspection reveals that the processes, procedures, or practices used by Mosaic to produce Product fail to conform to the Specifications or warranties made herein, Mosaic shall, upon demand by Cargill, immediately take all reasonable corrective measures and Cargill may return to the Facility as many times as is reasonably necessary to determine that the nonconforming activities have been corrected and are not recurring. Cargill shall be under no obligation to undertake any such inspections and, whether or not Cargill inspects the Product or the Facility, it shall not affect or release Mosaic from any obligations of Mosaic with respect to the Product nor shall Mosaic be affected or released either by Cargill’s acceptance of delivery of Product or by any inspection thereof or by payment for it.

6. Indemnification.

(a) Mosaic agrees to defend, indemnify and hold harmless Cargill, its affiliates and subsidiaries and all of their officers, directors, employees and agents (collectively, “Cargill Indemnified Parties”) from and against any and all liability, loss, damage, fine, penalty, cost or expense (including reasonable attorneys’ fees) (collectively, “Damages”) by reason of any allegation, claim, action or suit made or instituted by any third party against any Cargill Indemnified Party, whether for death, personal injury, property damage or otherwise, relating to or arising out of (i) the Product’s failure to meet the Specifications; (ii) any infringement of any claims of any patent by reason of the production, manufacture, sale and purchase of the Product; (iii) any breach by Mosaic of any term or condition contained in this Agreement; or (iv) the negligent acts, omissions, or wilful misconduct of Mosaic in performing its obligations under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such Damages to the extent covered by Cargill’s indemnification obligations under Section 6(b) or otherwise caused by acts or omissions of any Cargill Indemnified Party constituting negligence or wilful misconduct.

(b) Cargill agrees to defend, indemnify and hold harmless Mosaic, its affiliates and subsidiaries and all of their officers, directors, employees and agents (collectively, “Mosaic Indemnified Parties”) from and against any and all Damages by reason of any allegation, claim, action or suit made or instituted by any third party against any Mosaic Indemnified Party, whether for death, personal injury, property damage or otherwise, relating to or arising out of (i) the failure of any products of Cargill that incorporate the Product (the “Cargill Products”) to meet any required regulatory approvals under applicable federal, provincial, state or local laws, except to the extent Mosaic’s failure to fulfill its obligations to Cargill under Section 5(b) of this Agreement was the proximate cause of such Damages; (ii) the failure of any Cargill Products to comply with all warning and other requirements under applicable product labelling, environmental, heath or safety laws; (iii) any infringement of the claims of any patent by reason

5 of 18

of the production, manufacture, sale and purchase of any Cargill Products; (iv) any breach by Cargill of any term or condition contained in this Agreement; or (v) the negligent acts, omissions, or wilful misconduct of Cargill in performing its obligations under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such Damages to the extent covered by Mosaic’s indemnification obligations under Section 6(a) or otherwise caused by acts or omissions of any Mosaic Indemnified Party constituting negligence or wilful misconduct.

(c) The indemnification obligation under this Section in any and all claims against the indemnifying party by the indemnified party, or any employee, subcontractor, agent or affiliate of the indemnified party, shall not be limited by the amount or type of damages, compensation or benefits payable by or for the indemnifying party, any subcontractor, or anyone directly or indirectly employed by any of them under workers’ compensation acts, disability benefit acts, or other employee benefit acts.

(d) In no event shall Mosaic’s aggregate liability for all claims made under Section 6(a) exceed Five Million and 00/100 Dollars ($5,000,000.00).

(e) For purposes of this Section 6, Mosaic shall not be considered an affiliate or subsidiary of Cargill, and Cargill shall not be considered an affiliate of Mosaic.

7. Consequential Damages. No claim shall be made or allowed by or against either party for special, incidental, or consequential damages whether based upon negligence, breach of contract, breach of warranty or otherwise.

8. Insurance.

(a) Mosaic shall maintain in full force and effect during the Term comprehensive general liability coverage, or shall self-insure for comprehensive general liability, including products liability. Such insurance shall provide a combined single limit for bodily injury and property damage of not less than $5,000,000 per occurrence.

(b) Cargill shall maintain in full force and effect during the Term comprehensive general liability coverage, or shall self-insure for comprehensive general liability, including products liability. Such insurance shall provide a combined single limit for bodily injury and property damage of not less than $5,000,000 per occurrence.

9. Product Traceability. Mosaic represents and warrants to Cargill that it shall maintain all of its production and shipment records for a period of not less than two (2) years following the manufacture of Product hereunder, and shall permit Cargill to inspect and copy (at Cargill’s expense) any of such records during normal business hours and upon reasonable prior notice to Mosaic. In addition, Mosaic shall retain Product samples taken from shipped Product for a period of not less than twelve (12) months following date of shipment. In the event that Cargill determines to recall the Product or any other product that incorporates the Product, Mosaic agrees to reasonably cooperate with Cargill at Cargill’s expense (except to the extent otherwise covered under Mosaic’s warranty and indemnification obligations under Section 5(b) and Section 6(a), respectively) in order to facilitate any such recall.

6 of 18

10. Confidentiality.

(a) Mosaic and Cargill may have an opportunity to receive, directly or indirectly, Confidential Information, as defined below, of the other party. Mosaic and Cargill, each as a receiving party, agree to keep all Confidential Information supplied to and/or learned by it in the strictest confidence. For purposes of this Agreement, “Confidential Information” shall mean any commercially sensitive information in its broadest context, and may include, by way of example but without limitation, products, specifications, formulae, equipment, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of the disclosing party. Confidential Information shall not include that which: (a) is in the public domain prior to disclosure to the receiving party; (b) becomes part of the public domain, by publication or otherwise, through no unauthorized act or omission on the part of the receiving party; or (c) is lawfully in the receiving party’s possession prior to disclosure hereunder.

(b) Proper and appropriate steps shall be taken and maintained by the receiving party to protect Confidential Information. Dissemination of Confidential Information shall be limited to employees or agents that are directly involved with performance under this Agreement, and even then only to such extent as is necessary and essential. The receiving party shall inform its employees and agents of the confidential nature of the information disclosed hereunder and cause all such employees and agents to abide by the terms of these provisions.

(c) The receiving party shall not disclose Confidential Information to any unauthorized party without prior express written consent of the disclosing party or unless required by law or court order. If the receiving party is required by law or court order to disclose Confidential Information, the receiving party shall provide the disclosing party with prompt written notice of such requirement so that an appropriate protective order or other relief may be sought. The obligations imposed by this Agreement, including but not limited to non-disclosure and non-use, however, shall endure so long as the Confidential Information does not become part of the public domain.

(d) Confidential Information will be used only in connection with performance of this Agreement; no other use of Confidential Information will be made by receiving party, it being recognized that disclosing party has reserved all rights to Confidential Information not expressly granted herein. All documents containing Confidential Information and provided by disclosing party shall remain the property of the disclosing party, and all such documents, and copies thereof, shall be returned or destroyed upon the request of the disclosing party. Documents prepared by the receiving party using Confidential Information, or derived therefrom, shall be destroyed upon request of the disclosing party, confirmation of which shall be provided in writing. However, the receiving party may keep one copy of any document requested to be returned or destroyed in the files of its legal department or outside counsel for record purposes only.

7 of 18

11. Miscellaneous.

(a) Assignment. Neither party may assign any of its rights hereunder, or effect an assumption of its obligations hereunder, without the prior written consent of the other party hereto.

(b) Waiver. The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition and the obligations of the other party with respect thereto shall continue in full force and effect.

(c) Notice. All notices to be provided hereunder shall be in writing and shall be deemed given (i) if delivered personally, effective when delivered, (ii) if delivered by express delivery service, effective when delivered, (iii) if mailed by registered or certified mail, return receipt requested, effective five (5) days after mailing, or (iv) if delivered via facsimile, effective on the date of transmission (provided receipt is confirmed), which notice shall be delivered to the following address or to such other address as the party to receive notice has so designated by like notice:

If to Cargill:

c/o Cargill Salt

300 du St-Sacrement, Suite 225

Montreal, Quebec H2Y 1X4

Attn: Sales Representative

Phone: 514-849-2474

Fax: 514-849-7025

and

Cargill, Incorporated

12800 Whitewater Drive

Minnetonka, MN 55343

Attn: Cargill Salt Procurement Manager

Phone: 952-984-8503

Fax: 952-984-8703

With copies to:

Cargill Limited

Box 5900

300-240 Graham Avenue

Winnipeg, Manitoba R3C 4C5

Attn: Cargill Law – Canada

Phone: 204-947-6149

Fax: 204-947-6134

8 of 18

and

Cargill, Incorporated

Law Department, MS #24

15407 McGinty Road West

Wayzata, MN 55391

Attn: Cargill Salt Attorney

Phone: 952-742-6334

Fax: 952-742-6349

If to Mosaic:

Mosaic Canada Crop Nutrition, LP

3033 Campus Drive, Suite E490

Plymouth, MN 55441

Attn: Manager, Industrial Sales

Phone: 763-577-2781

Fax: 763-577-2985

With copy to:

The Mosaic Company

3033 Campus Drive, Suite E490

Plymouth, MN 55441

Attn: Law Department

Phone: 763-577-2842

Fax: 763-577-2982

(d) Survival. The provisions of Section 5(b) (Warranty), Section 6 (Indemnification), Section 10 (Confidentiality) and Section 11 (Miscellaneous) of this Agreement shall survive termination or expiration of this Agreement, provided Cargill shall have no further obligation to make any payments not already accrued hereunder.

(e) Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any competent court or arbitrator, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

(f) Force Majeure. Neither party shall be liable to the other party in any respect for the failure or delay in the fulfillment or performance of this contract, including but not limited to the obligation to make or accept deliveries, if performance is hindered or prevented, directly or indirectly, by war, riots, embargo, national emergency, inadequate transportation facilities, plant breakdowns, inability to secure fuel, power, material or labor, fire, flood or windstorm or other acts of God, strikes, lockouts or other labor disturbances (whether among employees of Cargill, Mosaic or others); orders or acts of any government, governmental agency or governmental authority; or any other cause of like or different kind beyond either party’s reasonable control.

9 of 18

However, should either party be rendered unable, because of the occurrence of any of the foregoing events, to fulfill its obligations under this Agreement for a period exceeding sixty (60) days, the other party may terminate this Agreement upon written notice.

(g) Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Minnesota, excluding the principles of conflicts of law thereof.

(h) Dispute Resolution

(i) Any controversy or claim arising out of or relating to either party’s performance under this Agreement, or the interpretation, validity or enforceability of this Agreement, will, upon the written request of either party, be referred to designated senior management representatives of Cargill and Mosaic for resolution. Such representatives will promptly meet and, in good faith, attempt to resolve the controversies, claims or issues referred to them.

(ii) If such representatives do not resolve the controversy or claim referred to them within thirty (30) days after reference of that matter, then either party may seek any remedy available under law, including bringing an action for relief in any court having appropriate jurisdiction.

(i) Submission to Jurisdiction.

(i) Each party hereto irrevocably agrees that the courts of the State of Minnesota or the United States of America for the District of Minnesota located in Hennepin County are to have jurisdiction to settle any claims, differences, disputes or enforcement of rights for which injunctive relief is permitted by this Agreement.

(ii) Each party hereto irrevocably waives any objection it may now or hereafter have to the laying of the venue of any proceedings in any court referred to in Section 11(i)(i) and any claim that any proceedings brought in any such court have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in a court of the State of Minnesota or of the United States of America for the District of Minnesota shall be conclusive and binding upon the parties hereto and may be enforced in the courts of any other jurisdiction.

(j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

(k) Section Headings. The Article and Section headings contained in this Agreement are for convenience of reference only and shall not in any way alter or affect, or be deemed to alter or affect the meaning or in any way affect the interpretation of any provisions hereof.

10 of 18

(l) Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire understanding between the parties and supersedes all other prior agreements, written or oral, between the parties with respect to the subject matter of this Agreement. There are no understandings, representations or warranties of any kind, express or implied, not expressly set forth in this Agreement. No modification of this Agreement will be effective unless in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the date first written above.

CARGILL LIMITED	MOSAIC CANADA CROP NUTRITION, LP

	By:	4379934 Canada Ltd.
By:	Its:	General Partner
Name:
Title:	By:
	Name:	Richard L. Mack
Date:	Title:	Vice President

Date:

11 of 18

EXHIBIT A

Mosaic Product Specification Sheet

Potash Belle Plaine	MURIATE OF POTASH TCP TREATED FINE

CHEMICAL ANALYSIS

Component	Typical	Guarantee	Method
Potassium Chloride*	98.85%	> 98.15%	KCL by Difference
Sodium Chloride	0.95%	< 1.2%	Mosaic Procedure # 1055
Calcium	200 ppm		Mosaic Procedure # 1176 or 1038
Magnesium	100 ppm		Mosaic Procedure # 1176 or 1038
Sulfate	400 ppm		Mosaic Procedure # 1176 or 1051
Bromide	300 ppm	< 350 ppm	Mosaic Procedure # 1051
Water Insoluble	100 ppm	< 300 ppm	Mosaic Procedure # 1027
Tricalcium Phosphate	0.5%	< 1.0%	Mosaic Procedure # 1180
Calcium Stearate	None Detected	None Detected	Visual Detection upon Dissolving
Amine	None Detected	None Detected	Mosaic Procedure # 1014
Heavy Metals as Pb	0.03 ppm	< 1.0 ppm	Analysis performed Quarterly by an Independent Laboratory

*	Potassium Chloride % will be determined prior to TCP treatment

PHYSICAL PROPERTIES

Typical
Bulk Density, loose/packed
• lb/cu foot	76/82
• kg/cu meter	1169/1313
Angle of Repose (degrees)	27

PARTICLE SIZE DISTRIBUTION (SGN = 30: UI = 29)

Tyler Mesh	U.S. Mesh	Opening (millimeters)	Typical Range (% Cum.)	Typical (% Cum.)
20	20	0.841	0-2	0.1
28	30	0.600	0-4	1.1
35	40	0.420	5-50	13
65	70	0.210	50-90	74
100	100	0.149	80-100	92

Product analyses are typical as tested at minesite.

Handling and transportation may affect the analysis of the delivered product.

12 of 18

Production and Shipping Procedures:

Mosaic shall produce the Product in accordance with Section 5 of the Agreement, and shall segregate production of the Product from production of other products and/or substances produced at the Facility in conformance in all material respects with the system layout design mutually agreed upon by Mosaic and Cargill. In addition, the following production and shipping procedures shall apply:

Sanitary Production Conditions:

Preoperational inspections of equipment performed and documented prior to each run of Product. If buildup is noted on equipment common to the animal feed and Product system, appropriate cleaning will be performed.

Any glass in the processing area must be of good condition and covered with a shatterproof cover.

The magnets and static scalper must be checked just prior to packaging and cleaned after each Product run.

Storage & Shipping Procedures:

All Product produced must have a full pallet plastic shroud placed prior to staging the Product outside of the Product packaging warehouse All shrouds should be taken off prior to shipment. Shrouds must be used for only this Product and may be reused if clean and in good condition.

Doors to the outside of the packaging warehouse must be closed during run when reasonably practicable.

Lot codes must be recorded on the Bill of Lading and all Product must be lot traceable.

All trucks must be inspected prior to loading using Mosaic’s loading guidelines. If the criteria is not met, the truck will not be loaded.

Product must be analyzed using Mosaic’s customary analytical procedures for the Product. Mosaic will issue a Certificate of Analysis (“COA”) for each “truck lot” of Product. Mosaic will fax the COA to the Cargill representative designated by Cargill from time to time in writing.

Manufacturing Procedures:

Product will be produced in accordance with each of the following Mosaic Manufacturing Procedures as in effect as of the date of this Agreement:

1. Container Checklist

13 of 18

2. GMP Housekeeping

3. GMP Labeling

4. GMP Maintenance

5. GMP Personal Hygiene

6. GMP Pest Control

7. GMP Product Retrieval

8. GMP Receiving

9. GMP Rework

10. GMP Transportation Truck Loading

11. Mosaic Potash Belle Plaine TCP Treated Fine Grade Product Loading Checklist

In addition, Mosaic shall ship, at Mosaic’s expense, a representative sample of each lot of Product to Silliker Labs for assay by FCC methods. The cost to perform assay tests and report results shall be Cargill’s expense, with results of such assay tests to be reported by Silliker Labs to Cargill.

14 of 18

Exhibit B

Pricing

All pricing is set forth in United States Dollars.

In addition to the Purchase Price (as defined below), Cargill shall be responsible for paying all applicable federal goods and services tax (“GST”) and provincial sales tax (“PST”), which amounts will be included in separate line items on Product invoices delivered by Mosaic to Cargill.

Formula and Pricing Mechanism

Purchase Price (FOB Mosaic Facility) = Base Product Price + Packaging Cost + Handling Fee + Tricalcium Phosphate Cost

Where:

(1)	Base Product Price will be the price negotiated in good faith and agreed upon by the parties for Product to be shipped by Mosaic during the applicable six-month pricing period beginning on January 1 or July 1; provided that, if the Effective Date is a date other than January 1 or July 1, then an initial Base Product Price will be established by the parties for the period beginning the Effective Date and ending on the earlier of the next June 30 or December 31. The parties shall review and revise the Purchase Price in accordance with the above formula ever six months (June 1 and December 1 reviews for July 1 and January 1 implementation, respectively), or earlier in connection with expiration of the initial pricing period. Both parties must agree to any pricing adjustments at least 30 days prior to the effective date of such adjustment.

(2)	Packaging Cost includes the supersack (FIBC), pallet, and bagging. These are pass-through costs and are subject to a minimum annual review. Packaging cost at the Effective Date is $33/MT.

(3)	Handling Fee is based upon equipment maintenance and clean out costs. This is an estimated cost spread across the estimated annual volume. These are pass-through costs and will be reviewed at six and twelve month intervals. Should the cost or volume change, adjustments will be made accordingly. Adjustment due to increased annual volume will be rebated to the buyer as follows:

At the Effective Date, the handling fee is calculated as follows:

$35,000/ 1,360 MT = $25.75/MT

Rebate example:

Actual volume = 3,000 MT

15 of 18

Actual costs = $35,000

Rebate = ($25.75/MT -($35,000/3,000 tons)) * 3,000 MT = $ 42,000

(4)	Tricalcium Phosphate (TCP) costs are a pass-through cost. Buyer and Seller agree to work together to find the most economic solution. If we are able to decrease Seller’s cost for TCP, Seller shall adjust this portion of the total cost accordingly.

At the Effective Date, TCP cost is $11/MT.

16 of 18

Exhibit C

Equipment

	Drawing Numbers	Description	Budget $ Materials	Budget $ Installation	Budget $ Services
I.		Animal Feed System Area

	1	New 2-deck APEX Rotex	65	20
	2a	s/s 8” spouting (middle cut to cooler)	10	15
	2b	New s/s 8” wye gate	10	5
	3	New TCP 12” inclined mixing screw conveyor	20	10
	4	New Ramsey Impact Scale	20	5
	5	New s/s 8” wye gate	10	5
	6	Morton Bin Partition - 16’ wide	25	30
	7	Bin discharge flange & two s/s hoppers	20	20
	8a	16” discharge metering SC - Cargill	15	10
	8b	16” discharge metering SC - Mosaic	15	10
	9a	s/s 8” spouting (Cargill to upper loadout belt)	10	10
	9b	s/s 8” spouting (Mosaic to upper loadout belt)	10	10
	10	7th floor monorail system (S-shaped w/ 2T hoist)	10	10
	11	8th floor monorail system (two rails w/ 2T hoists)	15	15
	12	New sterate MB floor unload system	5	5
	13	New 2500# Sterate surge bin	10	10
	14	Relocate existing sterate additive feeder	0	5
	15	New TCP MB floor unload system	5	5
	16	New 2500# TCP surge bin	10	10
	17	New TCP Schenck AccuRate additive feeder	20	10
	18	New catwalk system at items 12 & 15	25	20
	19	New catwalk system at items 14 & 17	15	15
	20	Pneumatic system to convey additive	10	10

		Subtotals:	355	265	0

II.		Bulk Loadout Building & MB Filling Area

	21	New s/s 8” wye gate & spouting	10	10
	22	New 8” dia s/s spouting (~175’ long x 125’ drop)	35	30
	23	New 316 s/s passive scalper	15	10
	24	Catwalk to service scalper	15	10
	25	Redo mild steel spouting to 316 s/s	10	5
	26	New s/s spouting from scalper to filler & overs	15	10
	27a	Two new grate magnets	10

17 of 18

27b	New s/s magnet housing	5	5
28	Automatic liner clamp assembly	15	10

	Subtotals:	130	90	0

	Services

19	Mechanical			0
20	Electrical			30
21	Automation			30
22	Structural			0
23	Engineering & Drafting			25
24	Permitting			5
25	Freight			15

	Subtotals:	0	0	105

	Total - Project:	$945

18 of 18